Exhibit 99.1

FOR IMMEDIATE RELEASE

INTERPUBLIC ANNOUNCES EXCHANGE OF $200 MILLION OF CONVERTIBLE NOTES

Initial Put Date Extended from 2008 to 2013

New York, NY (November 15, 2007) – The Interpublic Group of Companies, Inc. (NYSE: IPG) announced today that it has agreed to exchange $200 million aggregate principal amount of new 4.75% Convertible Senior Notes due 2023 for the same principal amount of its old 4.50% Convertible Senior Notes due 2023. These exchanges are being conducted on a private basis in reliance on Section 4(2) of the Securities Act of 1933 with a small number of qualified institutional buyers that currently hold the old notes. The exchanging holders will also receive accrued but unpaid interest on their old notes. The exchanges are expected to close on November 20, 2007.

The main differences between the new notes and the old notes are as follows: (a) the interest rate will be 4.75% rather than 4.50%, (b) the first call date will be later (March 15, 2013 rather than September 15, 2009), (c) the first date of repurchase at the option of the holders will be later (March 15, 2013 rather than March 15, 2008) and (d) payment of cash dividends on Interpublic’s common stock will trigger an adjustment to the new notes’ conversion rate, but will not trigger payment of contingent interest. Like the old notes, the new notes will pay interest semiannually and will mature on March 15, 2023. The conversion provisions of the new notes are substantially similar to those of the old notes. The new notes are subject to restrictions on transfer as a result of the private placement.

Based on currently available information, Interpublic expects that the exchanges will be treated as an extinguishment of the old notes and an issuance of new debt for accounting purposes. Assuming that extinguishment accounting applies, the new debt will be reflected on Interpublic’s balance sheet at its fair value, or approximately $211.5 million. Interpublic expects to record a non-cash charge to pre-tax income in the fourth quarter of 2007 for the difference between the fair value of the new debt and the carrying value of the old debt, or approximately $11.5 million. This difference will be amortized through the first put date in 2013, resulting in a reduction of reported interest expense in future periods. The amount of the charge ultimately recorded will be based upon market conditions at the time when the exchanges are settled and may differ from this estimate.

Interpublic Group    1114 Avenue of the Americas    New York, NY 10036    212-704-1200 tel 212-704-1201 fax

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The new notes and the common stock issuable upon conversion of the new notes have not been and, at the time of the closing of the transaction, will not be registered under the Securities Act or any state securities laws. They may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act and applicable state securities laws.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

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About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include Draftfcb, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, MAGNA Global, McCann Erickson, Momentum, MRM Worldwide, Octagon, Universal McCann and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Carmichael Lynch, Deutsch, Hill Holliday, Mullen, The Martin Agency and R/GA.

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Contact Information
Philippe Krakowsky (212) 704-1328	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group    1114 Avenue of the Americas    New York, NY 10036    212-704-1200 tel 212-704-1201 fax